SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No.__)*

                            Consolidated-Tomoka Land Co.
                                (Name of Issuer)

                          Common Stock, $1.00 Par Value
                         (Title of Class of Securities)

                                    210226106
                                 (CUSIP Number)

                                 July 17, 2019
         (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 15 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 31 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

CUSIP No. 210226106           13G             Page 2 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                              V3 Realty Partners, L.P.
----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               46,764
OWNED BY       -------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               46,764
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               46,764
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.9%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 PN
----------------------------------------------------------------

CUSIP No. 210226106           13G             Page 3 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                              V3 Realty Partners (a), L.P.
----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                88,498
OWNED BY       -------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      -------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                88,498
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 88,498
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES              [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.8%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 PN
----------------------------------------------------------------

CUSIP No. 210226106           13G             Page 4 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                              Tigris Realty Partners, L.P.
----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                70,387
OWNED BY       -------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                70,387
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 70,387
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES              [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.4%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 PN
----------------------------------------------------------------

CUSIP No. 210226106           13G             Page 5 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              V3 Trading Vehicle, L.P.

----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Cayman Islands
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                43,851
OWNED BY       -------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                43,851
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 43,851
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES              [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.9%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 PN
----------------------------------------------------------------

CUSIP No. 210226106          13G             Page 6 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                              V3 Capital Advisors, LLC
----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                90,615
OWNED BY       -------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      -------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                90,615
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  90,615
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.8%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 OO
----------------------------------------------------------------

CUSIP No. 210226106           13G             Page 7 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                              V3 Capital Advisors (a), LLC
----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                158,885
OWNED BY       -------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      -------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                158,885
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  158,885
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                3.2%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 OO
----------------------------------------------------------------

CUSIP No. 210226106           13G             Page 8 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                              V3 Capital Management, L.P.
----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                249,500
OWNED BY       -------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      -------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                249,500
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 249,500
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.1%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 PN
----------------------------------------------------------------

CUSIP No. 210226106           13G             Page 9 of 15 Pages


----------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
                              Charles Fitzgerald
----------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
----------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
----------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         -------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                249,500
OWNED BY       -------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      -------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                249,500
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 249,500
----------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
----------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.1%
----------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 IN
----------------------------------------------------------------

CUSIP No. 210226106          13G             Page 10 of 15 Pages

Item 1(a).     Name of Issuer:
The name of the issuer is Consolidated-Tomoka Land Co. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:
1140 N. Williamson Blvd., Suite 140
Daytona Beach, FL 32114

Item 2(a).     Name of Person Filing:
     This statement is filed by:

         (i) V3 Realty Partners, L.P., a Delaware limited partnership ("V3RP"), with respect to shares of Common Stock (as defined in item 2(d) below) directly owned by it;

	 (ii) V3 Realty Partners (a), L.P., a Delaware limited partnership ("V3RP(a)"), with respect to shares of Common Stock directly owned by it;

        (iii) Tigris Realty Partners, L.P., a Delaware limited partnership ("Tigris"), with respect to shares of Common Stock directly owned by it;

	(iv) V3 Trading Vehicle, L.P., a Cayman Islands exempted limited partnership ("V3TV" and together with V3RP, V3RP(a) and Tigris, the "Partnerships"), with respect to shares of Common Stock directly owned by it;

         (v) V3 Capital Advisors, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of V3RP and V3TV, with respect to shares of Common Stock directly owned by V3RP and V3TV;

	  (vi) V3 Capital Advisors (a), LLC, a Delaware limited liability company (the "V3(a) General Partner"), which serves as the general partner of V3RP(a) and Tigris, with respect to shares of Common Stock directly owned by V3RP(a) and Tigris;

	 (vii) V3 Capital Management, L.P., a Delaware limited partnership (the "Investment Manager"), which serves as the investment manager to the Partnerships, with respect to shares of Common Stock directly owned by each of the Partnerships;

        (viii) Mr. Charles Fitzgerald ("Mr. Fitzgerald"), who serves as the managing member of the General Partner, the V3(a) General Partner and V3 Capital GP, LLC, the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships.
The Partnerships, the General Partner, the V3(a) General Partner, the Investment Manager and Mr. Fitzgerald are hereinafter sometimes collectively referred to as the "Reporting Persons."
The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.

CUSIP No. 210226106             13G          Page 11 of 15 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:
     The address of the business office of each of the Reporting Persons is 477 Madison Ave, New York, NY 10022.

Item 2(c) Citizenship:

V3 Realty Partners, L.P., V3 Realty Partners (a), L.P., Tigris Realty Partners, L.P., the Managing Member, the General Partner, the V3(a) General Partner and the Investment Manager are each organized under the laws of the State of Delaware.
V3 Trading Vehicle, L.P. is organized under the laws of the Cayman Islands.
Mr. Fitzgerald is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $1.00 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:
     210226106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), OR 13d-2(b) OR (c), check whether the person filing is a:
(a) [  ]  Broker or dealer registered under Section 15 of the Act;
(b) [  ]  Bank as defined in Section 3(a)(6) of the Act;
(c) [  ]  Insurance company as defined in Section 3(a)(19) of the Act;
(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940;
(e) [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [  ]  An employee benefit plan or endowment fund in accordance with
Rule 13d-1(b)(1)(ii)(F);
(g) [  ]  A parent holding company or control person in accordance with
Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) [  ]  A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)
(ii)(J), please specify the type of institution:
________________________________

CUSIP No. 210226106           13G            Page 12 of 15 Pages

Item 4.   Ownership.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.The percentages set forth in Row (11) of the cover page for each Reporting Person are based on the 4,926,397 shares of Common Stock outstanding as of June 30, 2019, as reported in Exhibit 99.1 attached to the Company's Current Report on Form 8K filed with the Securities and Exchange Commission on July 17, 2019.

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 210226106             13G          Page 13 of 15 Pages

Item 10.  Certification.
    Each of the Reporting Persons hereby makes the following certification:
By signing below each Reporting Person certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 210226106           13G            Page 14 of 15 Pages
SIGNATURE

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:  July 26, 2019

                          /s/ Charles Fitzgerald
                        ------------------------------------

                        Charles Fitzgerald
                        Individually;
                        And as managing member of:
                        (I) V3 Capital Advisors, LLC,
                        for itself and as general partner of:
                             (A) V3 Realty Partners, L.P.; and
                             (B) V3 Trading Vehicle, L.P.
                       (II) V3 Capital GP, LLC, as general partner of V3
			    Capital Management, L.P.
                      (III) V3 Capital Advisors (a), LLC,
		        for itself and as general partner of:
                             (A) V3 Realty Partners (a), L.P.
                             (B) Tigris Realty Partners, L.P.

CUSIP No. 210226106           13G            Page 15 of 15 Pages

Exhibit 1.
JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  July 26, 2019

   /s/ Charles Fitzgerald
                           ------------------------------------

                        Charles Fitzgerald
                        Individually;
                        And as managing member of:
                        (I) V3 Capital Advisors, LLC,
                        for itself and as general partner of:
                            (A) V3 Realty Partners, L.P.; and
                            (B) V3 Trading Vehicle, L.P.
                        (II) V3 Capital GP, LLC, as general partner of V3
			     Capital Management, L.P.
		       (III) V3 Capital Advisors (a), LLC,
		        for itself and as general partner of:
			    (A) V3 Realty Partners (a), L.P.
			    (B) Tigris Realty Partners, L.P.